Exhibit 23.1

12 Greenway Plaza, Suite 1202 Houston, Texas 77046-1289 Phone 713-561-6500 Fax 713-968-7128 Web www.uhy-us.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Form 10-SB of our report dated April 17, 2006 on our audits of the financial statements of Trulite, Inc. for the year ended December 31, 2005 and for the period from inception (July 15, 2004) through December 31, 2004, and the inclusion of our report dated September 9, 2005 on our audits of the financial statements of Trulite Technology, LC for the period from January 1, 2004 to July 22, 2004 (date of merger) and the year ended December 31, 2003.

Houston, Texas
April 20, 2006